Evans Bancorp, Inc. 14-16 North Main Street, Angola, NY 14006

IMMEDIATE RELEASE

Evans Bancorp Announces Semi-Annual Cash Dividend of $0.34 Per Share

ANGOLA, NY, August 17, 2006 – Evans Bancorp, Inc. (NASDAQ: EVBN) announced today that its Board of Directors declared a semi-annual cash dividend of $0.34 per share on its outstanding common stock at its meeting on August 15, 2006. When combined with the $0.34 per share dividend paid to shareholders in April 2006 for a total of $0.68 per share paid in 2006, this represents a 4.61% increase from the annual dividend paid in 2005. The dividend is payable on October 2, 2006 to shareholders of record as of September 8, 2006. The Company has approximately 2.7 million shares of common stock outstanding.

About Evans Bancorp, Inc.
Evans Bancorp, Inc. is a financial holding company and is the parent company of Evans National Bank, a commercial bank with 10 branches located in Western New York with approximately $468 million in assets and $343 million in deposits at June 30, 2006. Evans National Leasing, Inc. is a wholly-owned subsidiary of Evans National Bank and is a general business equipment leasing company. ENB Insurance Agency, Inc. is an indirect, wholly-owned subsidiary of Evans Bancorp and provides retail property and casualty insurance through 12 agencies in the Western New York region. ENB Associates, a wholly-owned subsidiary of ENB Insurance Agency, provides non-deposit investment products.

More information on Evans Bancorp, Inc. and Evans National Bank can be found at its websites: www.evansbancorp.com and www.evansnationalonline.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, difficulties in achieving operating efficiencies and difficulties in integrating acquired companies’ businesses. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information future events or otherwise.

For more information contact:	-OR-
James Tilley, President & CEO	Deborah K. Pawlowski, Kei Advisors LLC

Phone: (716) 926-2000	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com